Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 279282) of Silvaco Group, Inc. (the “Company”), of our report dated March 5, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024. /s/ Moss Adams LLP Campbell, California March 5, 2025